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                                                                  Exhibit 4.1

                           THIRD AMENDED AND RESTATED
                          REGISTRATION RIGHTS AGREEMENT

         The Third Amended and Restated Registration Rights Agreement (this "Restatement") is made and entered into as of April 30,1995 by and among Crystallume, a California corporation (the "Company"), and the persons identified on Exhibit A attached hereto (the "Registration Rights Holders").

         Whereas, the Company has granted to certain of the Registration Rights Holders rights to register securities held or to be held by such holders under Agreements that are defined on Exhibit B hereto, such rights having been granted, as to certain of the Registration Rights Holders, under a Series C Preferred Stock Purchase Agreement dated September 4, 1987 and a certain Registration Rights Agreement dated May 24, 1990, as amended by the First Amendment to Registration Rights Agreement dated November 13, 1990 and Section 5 of the Series F Agreement (defined on Exhibit B hereto) (collectively, the "Agreement").

         Whereas, additional Registration Rights Holders, whose name are also set forth on Exhibit B, were added to the Agreement under an amended and restated version of the Agreement referred to as the Amended and Restated Registration Rights Agreement dated May 7, 1993, as amended by the Fun Amendment to Amended and Restated Registration Rights Agreement dated as of December 28, 1993, the Second Amendment to Amended and Restated Registration Rights Agreement dated as of February 25, 1994 and the Third Amendment to Amended and Restated Registration Rights Agreement dated as of March 3, 1994 (collectively, the "First Amendment"), which First Amendment replaced the Agreement.

         Whereas, additional Registration Rights Holders, whose names are set forth on Exhibit B (entries 17 and 18 thereon) were added to the First Amendment under the terms of that certain Second Amended and Restated Registration Rights Agreement (the "Second Amendment"), which Second Amendment replaced the First Amendment.

         Whereas, pursuant to the terms of certain Subscription Agreements, the Company desires to issue certain units (the "Units"), each Unit consisting of one share of a new series of the Company's Preferred Stock, the 12% Series A Convertible Preferred Stock (referred to herein as the "12% Series A"), plus a warrant for the purchase of up to 100 shares of Common Stock exercisable at $3.25 per share over a three-year period (the "Unit Warrants"), and to further amend and restate the Second Amendment (1) to include the Common Stock underlying the 12% Series A and the Unit Warrants in the definition of "Registrable Securities" hereunder and (2) to reflect the fact that New York Life Insurance Company ("NYL") has been added as a holder of "Registrable Securities" as a consequence of its loan of $1,035,000 to the Company pursuant to a Note Agreement and a 15% Convertible Secured Note (the "15% Note"), both dated September 29, 1994, with respect to the shares of Common Stock into which such 15% Note is convertible or, at the election of NYL, the Common Stock receivable upon conversion of the Company's Preferred Stock into which such 15%
Note is convertible (in either case, the "15% Note Stock").

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         Now, Therefore, in consideration of the promises, releases and covenants contained herein, and to fulfill the desires of the parties set forth in the foregoing recitals, the Agreement, as amended and restated by the First Amendment and the Second Amendment, is further amended and restated as follows:

         1. AMENDMENT OF REGISTRATION RIGHTS. The Agreement, the First Amendment and the Second Amendment shall hereafter be null and void, except that the recitals to each of such Agreements shall continue to remain in effect to express the intent of the parties thereto. The registration rights of all Registration Rights Holders shall be set forth solely in this Restatement.

         2. DEFINITIONS. All terms not defined below, or in the body of this Restatement, are defined in Exhibit B hereto. For the purposes of this
Restatement:

                  2.1 The term "Act" means the Securities Act of 1933, as amended;

                  2.2 The term "Common Stock" means the Common Stock of the Company.

                  2.3      The term "Registrable Securities" means:

                           (a)      for purposes of this Restatement other than
Section 3 hereof (Special Registration), Common Stock issued upon conversion of the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock, the Series E Preferred Stock of the Company (the "Series E Stock"), the Series F Stock, the Series G Stock and the Series H Stock (including the Common Stock issued or issuable upon exercise of the NYL Warrant Venture Lease Warrants and the Series D Warrants, and upon conversion of the 15% Note Stock, NYL Note, the Convertible Note, the 1994 Convertible Notes and the Fund Notes, respectively);

                           (b)      for purposes of this Restatement other than
the rights specified in Section 3 (Special Registration), Section 4 (Request for Registration) and Section 7 (S-3 Registration) hereof, the Lessor Stock, the New Consultant Warrant Stock, the MMC Stock and the Unit Warrant Stock;

                           (c)      for purposes of this Restatement other than
the rights specified in Section 3.3 (Special Registration for 12% Series A),
Section 4 (Request for Registration), Section 5 (Company Registration) and
Section 7 (S-3 Registration), the Convertible Note Stock and the Short-Term
Stock;

                           (d)      for purposes of this Restatement other than
the rights specified in Section 3.1 and 3.2 (Special Registration for Convertible Note Stock and Short-Term Stock and Registration of the Underwriters Warrant), Section 4 (Request for Registration), Section 5 (Company Registration) and Section 7 (S-3 Registration), the Common Stock of the Company issued or issuable upon conversion of the 12% Series A Stock; and

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                           (e)      any Common Stock of the Company issued as a
dividend or other distribution with respect to, or in exchange or in replacement of, the aforementioned stock, to the extent limited above;

Shares of such stock shall cease to be Registrable Securities pursuant to Sections 2.3(a) through (e) above as soon as they have been sold so that they are no longer "restricted securities" pursuant to Rule 144 or on the later of
(i) the date such Common Stock becomes freely tradable pursuant to Rule 144(k), or (ii) March 22,1996.

                  2.4 The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Act and the declaration or ordering of effectiveness of such registration statement.

                  2.5 The term "Holder" means a holder of Registrable Securities; provided, however, that for purposes of this Restatement, a record holder of securities convertible into or exercisable for Registrable Securities shall be treated as the Holder of such Registrable Securities and, provided, further, that the Company shall in no event be obligated to register any series of the Company's Preferred Stock (the "Preferred Stock") and that Holders of Registrable Securities will not be required to convert any shares of Preferred Stock into Common Stock, nor to exercise or convert any warrant or other security convertible into such Preferred Stock or Common Stock, in order to exercise registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.

                  2.6 The term "SEC" means the Securities and Exchange Commission or any body or agency which is a successor thereto.

                  2.7 The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                  2.8 The term "Public Offering" shall mean the Company's initial public offering of Common Stock under a registration statement on Form SB-2 filed with and declared effective by the SEC on March 22, 1994, File Number 33-76186LA.

                  2.9 The team "Underwriter" shall mean Dickinson & Co., the underwriter in the Public Offering.

                  2.10 The term "Underwriter's Stock" shall mean the Common Stock issuable upon exercise of that certain Representative's Warrant dated March 22, 1994 that was issued by the Company to the Underwriter or upon exercise of that certain Redeemable Warrant purchasable upon exercise of such Representative's Warrant.

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         3.       SPECIAL REGISTRATION RIGHTS FOR THE NEW CREDITORS AND THE
                  UNDERWRITER.

                  3.1 The Company agrees that it will, no later than September 22, 1994, a date six months after the effective date of the registration statement filed with the SEC in the Public Offering, use reasonable commercial efforts to register the Convertible Note Stock and the Short-Term Stock and will keep such registration statement current until March 22, 1996, a date 24 months after the effective date. For purposes of the rights granted in this Section 3.1, the Convertible Note Stock and the Short-Term Stock will be deemed the only Registrable Securities, and the incidental rights described in
Section 5 below shall be inapplicable to the offering to be registered under the provisions of this Section 3.1, but Section 7.4 shall apply to the registration described in this Section 3.1.

                  3.2 Each of the parties hereto agree that the Underwriters Warrant, and the shares of Common Stock purchasable upon exercise thereof, may be registered in the Public Offering and each of the parties hereto consents to such registration, notwithstanding the fact that Registrable Securities will not be included in the Public Offering. The parties hereto agree that they will amend this Restatement as necessary to enable the Underwriter to include the Underwriters Warrant and underlying Common Stock in such registration, without conflict with this Restatement or to grant such additional registration rights to the Underwriter as the Company and the Underwriter may agree.

                  3.3 The Company agrees that it will, no later than January 15, 1996, use reasonable commercial efforts to register the Common Stock issued or issuable upon conversion of the 12% Series A and will keep such registration statement current until a date 24 months after the effective date of such registration statement. For purposes of the rights granted in this
Section 3.3, the Common Stock issued or issuable upon conversion of the 12% Series A will be deemed the only Registrable Securities, and the incidental rights described in Section 5 below shall be inapplicable to the offering to be registered under the provisions of this Section 3.3, but Section 7.4 shall apply to the registration described in this Section 3.3.

         4.       REQUEST FOR REGISTRATION.

                  4.1 If the Company shall receive, at any time after March 22, 1994 and on or before March 22, 2004, a written request from the Holders of thirty percent (30%) of the Registrable Securities then outstanding, and which have been accorded rights under this Section 4, that the Company file a registration statement under the Act, or a similar document pursuant to any other statute then in effect corresponding to the Act, covering the registration of at least twenty-seven percent (27%) of the Registrable Securities accorded rights under this Section 4 that are held by such Holders, then the Company shall use reasonable commercial efforts to cause all such Registrable Securities to be registered under the Act. The Company is, however, obligated to effect only two (2) such registrations pursuant to this Section 4.1. A registration statement filed pursuant to the request of the Holders under this Section 4.1 may, subject to the provisions of Section 4.2 herein, include other securities of the Company which are held by officers or directors of the Company or the Underwriter or are to be issued by the Company.

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                  4.2      If the Holders intend to distribute the Registrable
Securities covered by their request pursuant to Section 4.1 by means of an underwriting and a representative of the underwriter advises the Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the securities of the Company held by officers or directors (other than Registrable Securities) of the Company or securities to be issued by the Company shall be excluded from such registration to the extent so required by such limitation, and if a limitation of the number of shares is still required, the Company shall so advise all Holders of Registrable Securities whose securities would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all such Holders and the Underwriter in proportion, as nearly as practicable, to the respective amounts of Registrable Securities and/or Underwriter's Stock which they hold at the time of filing the registration statement. No Registrable Securities or any other securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration.

         5. COMPANY REGISTRATION. If (but without any obligation to do so) at any time from time to time on or before March 22, 1999, the Company proposes to register any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than an offering for an employee plan, reclassification of securities, merger, consolidation, exchange of stock, tender offer or acquisition of assets), the Company, each such time, shall promptly give each Holder written notice of such determination. Upon the written request of each Holder given within twenty (20) days after receipt of any such notice from the Company, the Company shall use reasonable commercial efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered. The rights of a particular Holder under this Section 5 shall terminate after the Company has four (4) times effected the registration of some or all of the Registrable Securities held by such Holder or such Holder's affiliates and transferees as part of a Company registration (including for this purpose a registration effected by the Company at the request of shareholders other than such Holder).

         6.       OBLIGATIONS OF THE COMPANY. Whenever required under either
Section 3.4 or 5 to use reasonable commercial efforts to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                  6.1 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use reasonable commercial efforts to cause such registration statement to become and remain effective; provided, however, that in connection with any proposed registration intended to permit an offering of any securities from time to time (i.e. a so-called "shelf registration"), except as expressly set forth herein, the Company shall in no event be obligated to cause any such registration to remain effective for more than ninety (90) days;

                  6.2 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

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                  6.3      Furnish to the Holders such numbers of copies of a
prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such Other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them; and

                  6.4 Use reasonable commercial efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered by the registration statement; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdiction; and provided further, that (anything in this Restatement to the contrary notwithstanding with respect to the bearing of expenses) if any jurisdiction in which the securities shall be qualified shall require that expenses incurred in connection with the qualification of the securities in that jurisdiction be borne by selling shareholders, then such expenses shall be payable by selling shareholders pro rata, to the extent required by such jurisdiction.

         7.       FORM S-3 REGISTRATION.

                  7.1 In case the Company shall receive from any Holder or Holders that have been accorded rights under this Section 7 a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders accorded such rights, and at such time the Company is eligible to use such Form, the Company shall:

                           (a)      promptly give written notice of the proposed
registration, and any related qualification or compliance, to all other Holders that have been accorded rights under this Section 7; and

                           (b)      as soon as practicable, file and effect such
registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request, as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that in connection with any proposed shelf registration, the Company shall in no event be obligated to cause any such registration to remain effective for more than ninety (90) days; and provided further, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 7: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $250,000; (3) if the Company shall furnish to the Holder a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders (e.g., interfere with any financing, acquisition, corporate reorganization or other material corporate transaction

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or development involving the Company) for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 60 days after receipt of the request of the Holder or Holders under this Section 7; provided, however, that the Company shall not utilize this right more than once in any twelve month period for any one Holder; (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 7; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                  7.2 A registration statement filed pursuant to the request of the Holders under this Section 7 may include other securities of the Company which are held by officers or directors of the Company or are to be issued by the Company. In such event, participation by such officers and directors and the Company shall be on the basis set forth in Section 4.2 herein.

                  7.3 Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 7, including (without limitation) all registration, filing, qualification, printer's and accounting fees, the reasonable fees and disbursements of one counsel for the selling Holder or Holders and of counsel for the Company, and any underwriters' discounts or commissions associated with Registrable Securities and other securities to be registered, shall be borne pro rata by the Holder or Holders participating in the Form S-3 Registration, the officers and directors of the Company participating in the Form S-3 Registration, and, if the Company participates in the Form S-3 Registration, the Company (on the basis of the number of shares of each of them included in such registration). Registrations effected pursuant to this Section 7 shall not be counted as demands for registrations effected pursuant to Sections 4 or 5, respectively.

                  7.4 In the event that the Company believes that it may be necessary or appropriate to file a supplement or a post-effective amendment to any registration statement filed pursuant to the request of the Holders under this Section 7 or under Sections 3.1 or 3.3, the prospectus contained in such registration statement, or any document incorporated therein by reference, or to file any other required document so that, as thereafter delivered to the purchasers of shares registered under such registration statement ("Registered Shares"), the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading (a "Prospectus Update"), the Company shall notify the Holders of all Registered Shares accorded rights under this Section 7 or under Sections 3.1 or 3.3, as applicable, of its determination that it is necessary or appropriate to prepare, file and cause to be declared effective a Prospectus Update. After receipt of such notice no Holder of Registered Shares shall sell such Registered Shares unless and until a Prospectus Update has been effectuated. The Company shall use all reasonable efforts to prepare, file and effectuate such Prospects Update as soon as practicable, but in any event such Prospectus Update shall be filed with the SEC within six (6) months after the date the Company's notice of determination described above in this Section 7.4. As soon as the Prospectus Update has been effectuated, the Company shall notify the Holders of Registered Shares that the Prospectus is available for use.

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                  7.5      In the event that a registration proceeding is begun
pursuant to this Section 7 and the registration request is subsequently withdrawn or if any Holder fails to sell shares registered under a registration statement effectuated pursuant to this Section 7, such Holder shall forfeit, as to the shares so registered or to be registered, its right to request that the Company effect a subsequent registration on Form S-3, unless such registration request was withdrawn (a) at the request of the Company due to the fact that it would be seriously detrimental to the Company and its shareholders for such registration to be effected at such time or (b) after such Holder has learned of a material adverse change in the condition, business or prospects of the Company not known to such Holder at the time of such Holder's request for registration.

         8. FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 3, 4, 5 and 7 that the Holders shall furnish to the Company such information regarding them, the Registrable Securities held by them, and the intended method of disposition of such securities as the Company shall reasonably request and as shall be requited in connection with the action to be taken by the Company.

         9. EXPENSES OF DEMAND REGISTRATION. All expenses incurred in connection with a registration pursuant to Section 3 and the first two registrations pursuant to Section 4, including without limitation all registration and qualification fees, printer's and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders and the Underwriter (such counsel's fees and disbursements not to exceed twenty-five thousand dollars ($25,000)) shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 3 or 4 if the registration request is subsequently withdrawn, unless the Holders agree to forfeit their right to one (1) demand registration pursuant to Section 4 or forfeit their registration rights entirely under Section 3, as the case may be; provided further, however, than if at the time of the withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of the expenses and shall retain the right to require the Company to register the Registrable Securities pursuant to Sections 3 or 4 as the case may be.

                  9.1 The Company shall not be required to pay stock transfer taxes or underwriters' fees, discounts or commissions relating to the Registrable Securities; and

                  9.2 If any cost or expense payable by the Company under this Section 9 is attributable solely to one selling shareholder and does not constitute a normal cost or expense of such a registration, such cost or expense shall be allocated to, and borne by, that selling shareholder.

         10. EXPENSES OF COMPANY REGISTRATION. All expenses incurred in connection with any registration effected pursuant to Section 5 herein, including without limitation, all registration, filing and qualification fees, printing and accounting expenses, fees and disbursements of

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counsel for the Company, and the fees and disbursements of one special counsel retained by the Underwriter and Holders of Registrable Securities covered by such registration (such special counsel's fees and disbursements not to exceed twenty five thousand dollars ($25,000)) shall be borne by the Company; provided, however:

                  10.1 the Company shall not be required to pay stock transfer taxes or underwriters' fees, discounts or commissions relating to Registrable Securities; and

                  10.2 if any such cost or expense is attributable solely to one selling shareholder and does not constitute a normal cost or expense of such a registration, such cost or expense shall be allocated to, and borne by, that selling shareholder.

         11. UNDERWRITING REQUIREMENTS. In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 5 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If the total amount of securities that all such selling shareholders of the Company (including the Holders) request to be included in such offering exceeds the amount of such securities that the underwriters reasonably believe compatible with the success of the offering, the Company shall only be required to include in the offering so many of the securities of the selling shareholders (including the Holders) as the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders (including the Holders) according to the total amount of securities owned by said selling shareholders (including the Holders), or in such other proportions as shall mutually be agreed to by such selling shareholders (including the Holders); provided, however that: (a) no such reduction shall be made with respect to any securities offered by the Company for its own account, except to the extent necessary to comply with the following clauses of this Section 1l, or to Holders exercising demand registration rights; (b) the Holders' securities and Registrable Securities way be excluded in their entirety from the registration covering the Company's initial registered public offering of securities; and (c) in any registration in which Holders are entitled to include Registrable Securities pursuant to Section 5 hereof (other than the registration covering the Company's initial public offering of securities) the Holders and the Underwriter together shall be entitled to register Registrable Securities and/or Underwriter's Stock constituting up to an aggregate of twenty-five percent (25%) of the total number of securities to be included in any such subsequent registration.

         12. DELAY OF REGISTRATION. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Restatement.

         13. INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Restatement:

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                  13.1     To the extent permitted by law, the Company will
indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for it, and each person, if any, who controls such Holder or underwriter within the meaning of the Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of any untrue or alleged untrue statement of any material fact contained in such registration statement, including any preliminary prospectus (unless such untrue statement or omission is cured in the final prospectus) or final prospects contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; and will reimburse each such Holder, such underwriter, or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 13.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld) nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                  13.2 To the extent permitted by law, each Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Act and each agent and attorney for the Company and any underwriter for the Company (within the meaning of the Act), and any person who controls such underwriter within the meaning of the Act, against any losses, claims, damages or liabilities to which the Company or any such director, officer, controlling person, agent, attorney or underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in such registration statement, including any preliminary prospectus (unless such untrue statement or omission is cured in the final prospectus) or final prospectus contained therein or any amendments or supplements thereto, or arise out or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, agent, attorney or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the obligations of each such Holder

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hereunder will be limited to an amount equal to the proceeds received by each such Holder from securities sold as contemplated herein.

                  13.3 Promptly after receipt by an indemnified party under this paragraph of notice of the commencement of any action, such indemnified patty will, if claim in respect thereof is to be made against any indemnifying party under this paragraph, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that if in the reasonable opinion of such counsel there is a conflict of interest between the indemnifying and indemnified party or parties, then the indemnified party or parties may retain one counsel to represent it or them and the indemnifying party or parties shall bear the expenses of such counsel. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to the indemnifying party's ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this paragraph, but the omission so to notify the indemnifying party will not relieve him of any liability that he may have to any indemnified party otherwise than under this Section 13.

         14. REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. The Company agrees to use reasonable commercial efforts to:

                  14.1 make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration filed by the Company;

                  14.2 file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the Securities Exchange Act of 1934, as amended (the "1934 Act"); and

                  14.3 to furnish to any Holder so long as Holder on any Registrable Securities, upon request a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of said first registration statement filed by the Company), and of the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as may be reasonably requested in availing any Holder of any rule or regulation of the SEC permitting the selling of any such securities without registration under the Act.

         15. STANDBACK. Each Holder hereby agrees that it shall not sell or otherwise transfer or dispose of any Registrable Securities or any other securities of the Company for the period of time specified by an underwriter of securities of the Company (other than to donees who agree to be similarly bound) not to exceed one hundred eighty (180) days after the effective date of any future registration statement filed by the Company in connection with any underwritten public offering of the Company's Common Stock. In order to enforce the foregoing covenant, the Company may impose legends and stock transfer instructions with respect to the Registrable

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

Securities held by each Holder, and so the shares or securities of every other person subject to the foregoing restriction, until the end of such period.

         16.      AMENDMENT AND ASSIGNMENT OF REGISTRATION RIGHTS.

                  16.1 Any provision of this Restatement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of two-thirds (2/3) of the Registrable Securities then outstanding. For this purpose, Registrable Securities shall mean any of the securities described in Section 2.3 above. Notwithstanding the foregoing, the Company will not, without the prior written consent of the Holders of a majority of the Lessor Stock, or a majority of the MMC Stock, as the case may be, and the securities in each case issued with respect to such stock that constitute Registrable Securities, amend, modify or restate the provisions of this Restatement applicable to the incidental rights described in
Section 5 above or the S-3 rights described in Section 7 above with respect to the Lessor Stock, or the incidental rights described in Section 5 above with respect to the MMC Stock, if the Holders of such shares would be adversely affected by the amendment in a manner different than the other Holders having such incidental rights or S-3 rights, respectively. Any amendment or waiver effected in accordance with this Section shall be binding upon each Holder and the Company. By acceptance of any benefits under this Restatement, Holders of Registrable Securities hereby agree to be bound by all the provisions hereunder.

                  16.2 The rights to cause the Company to register Registrable Securities pursuant to this Restatement may be assigned by a Holder to a transferee or assignee of such securities provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. The parties hereto acknowledge that transfers of the Company's Series A through D, F and G Preferred Stock on March 31, 1993 included the transfer of registration rights hereunder relating to such stock.

         17. GOVERNING LAW. This Restatement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of California excluding that body of law relating to conflicts of laws. The parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of California with respect to the breach or interpretation of this Restatement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Restatement.

         18. ENTIRE AGREEMENT. This Restatement constitutes the full and entire understanding and agreement between the parties regarding rights to registration and the other subject matter hereof. My other obligation of the Company to provide registration rights any shareholder hereunder is hereby terminated. Except as otherwise expressly provided herein, the provisions

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

hereof shall inure to the benefit of, and be binding upon the successors, assigns, heirs, executors and administrators of the parties hereto.

         19. NOTICES, ETC. Any notice required or permitted to be given to a party pursuant to the provisions of this Restatement will be in writing and will be effective and deemed given under this Restatement on the earliest of (a) the date of personal delivery, (b) the date of delivery by facsimile (if receiving party has provided the Company with its facsimile number), (c) the business day after deposit with a nationally-recognized courier or overnight service, including Express Mail, for United States deliveries or three (3) business days after such deposit for deliveries outside of the United States, or
(d) three (3) business days after deposit in the United States mail by registered or certified mail for United States deliveries. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed (a) if to a Registration Rights Holder, at such Registration Rights Holder's address as set forth on Exhibit A, or at such other address as such Registration Rights Holder shall have furnished to the Company in writing in accordance with this Section 19, or (b) if to the Company, at its principal office. All notices for delivery outside the United States will he sent by facsimile, or by nationally recognized courier or overnight service, including Express Mail. Notices to the Company will be marked to the attention of the President.

         20. COUNTERPARTS. This Restatement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

         21. ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Restatement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

         22. SURVIVAL. The rights and obligations of the parties hereto will survive the exercise, conversion or expiration of any of the warrants or convertible promissory notes specified on Exhibit B hereto.

         23. EFFECTIVE DATE AND EFFECT OF RESTATEMENT. The parties hereto intend this Restatement to constitute a written amendment of the Second Amendment, in compliance with Section 16 thereof, effective on the date first set forth above; provided, however, that this Restatement shall be effective as to each of the 1995 Subscribers, respectively, on the date that such person or entity executes this Restatement. Provided that the parties to this Restatement include the Company and the requisite number of Holders, this amendment and restatement will be binding on each Holder, whether or not such Holder has signed this Restatement.

                [Remainder of this page intentionally left blank]

In Witness Whereof, the undersigned have executed this Restatement as of the date set forth above.

                                    CRYSTALLUME
                                    a California corporation

                                    By: ________________________________________

                                    Its: _______________________________________

                                    REGISTRATION RIGHTS HOLDER
                                    ____________________________________________
                                    Print Name of Registration Rights Holder

                                    ____________________________________________
                                    Signature of Registration Rights Holder or
                                    Authorized Signatory

                                    ____________________________________________
                                    (Name and Title of Authorized Signatory)

                  [SIGNATURE PAGE TO THIRD AMENDED AND RESTATED
                         REGISTRATION RIGHTS AGREEMENT]

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